Exhibit 21.1

SUBSIDIARIES

FG Reinsurance, Ltd., a Cayman Islands Company

FG Strategic Consulting, LLC, a Delaware Company

FG SPAC Solutions, LLC, a Delaware Company

Fundamental Global Asset Management, LLC, a Delaware Company

FG Reinsurance Holdings, LLC, a Delaware Company

FG Re Solutions, Ltd, a Bermuda Company